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Exhibit 10.102

AMENDMENT TO AGREEMENT AND LEASE

        THIS AMENDMENT TO AGREEMENT AND LEASE entered into this 17th day of March 1998 by and between the CITY OF OSCEOLA, IOWA, a municipal corporation (hereinafter referred to as "CITY") and the OSCEOLA WATER WORKS BOARD OF TRUSTEES (hereinafter referred to as "BOARD") and SOUTHERN IOWA GAMING CO., an Iowa Corporation (hereinafter referred to as "SOUTHERN") does amend that one certain Agreement and Lease dated the 19th day of August, 1997 as follows:

        1.     Paragraph 2(i) is hereby amended by adding the following:

        "The use of the water surface for the operation of an excursion gambling boat is a nonexclusive use. Nothing contained herein shall give SOUTHERN any right or authority to restrict any other use and the BOARD shall retain all right and authority to promulgate reasonable regulations for the use of the Lake, provided however, nothing contained herein shall allow BOARD to issue any regulation interfering with the operation of SOUTHERN. Provided further however, nothing contained herein shall prohibit the BOARD from implementing standards or regulations imposed or required by state or federal laws or regulations.

        2.     Paragraph 6(C) is amended by adding the words "as to the water surface" after the work "lease" in the first line of said paragraph 6(C).

        3.     Paragraph 6(D) is amended by adding the words "as to the water surface" after the word "lease" in the second line of said paragraph 6(D).

        4.     Paragraph 6(D) is amended by adding 6(D)(iv) and (v) as follows:

            iv.  In the event SOUTHERN ceases gaming for any reason, then SOUTHERN must either re-negotiate the terms of this lease for a new use for the vessel or remove the vessel within six (6) months.

             v.  In the event SOUTHERN closes the gaming vessel, but the land-based facilities on CITY property remains open, then the rent payable under this Lease, Option and Right of First Refusal shall be re-negotiated and subject to such negotiation shall continue as to the land. In the event such re-negotiation is not successful, then SOUTHERN has the option of leasing the CITY property described in Exhibit 3, at the then market value of the land in an unimproved state for such use. Said value shall be agreed upon by the parties. If the parties fail to agree, then an appraisal shall be obtained to place such rental value on the property to be leased. For any property not developed as of the date gaming ceases, SOUTHERN shall have twelve (12) months from such date to propose development of all or part of the remaining property, including plans and specifications and commence construction. For any property not proposed for development, SOUTHERN'S Lease or Option shall cease.

        5.     Section 6(E) is hereby amended by adding the following paragraph:

            iii.  Any improvements not salvaged by SOUTHERN or agreed to be salvaged by the CITY shall be removed by SOUTHERN not later than one (1) year following the date of termination.

        6.     Paragraph 10(D)—is hereby deleted and the following adopted in lieu thereof:

          D.    SOUTHERN agrees to pay, at its sole expense, all costs for Clay Street (County Road H-33) grading, paving and culvert improvements from northbound Interstate 35 ramp terminal eastern most ramp, westerly to the entrance of the SOUTHERN facility, including a new bridge over Interstate 35, not otherwise covered by Iowa Department of Transportation (IDOT) grant funds. If the CITY, after consulting with and obtaining the approval of SOUTHERN, elects to accept and enter into an Agreement with the IDOT for a RISE grant for the above referenced Clay Street improvements, SOUTHERN agrees to meet all requirements placed on it within said

  IDOT Agreement. Failure to meet any requirements set forth in said IDOT Agreement, shall constitute a default of the IDOT Agreement by SOUTHERN and SOUTHERN shall be responsible for the consequences of said default, including but not limited to repayment of grant funds received by the CITY.

        7.     Section 10 is hereby amended by adding the following paragraph and renumbering existing Paragraph 10(E) as 10(F):

          E.    If the CITY, elects to pave Clay Street from the northbound Interstate 35 ramp terminal eastern most return, easterly to the point at which the paving currently ends (approximately twenty feet (20') west of Vale Street), SOUTHERN agrees to finance the cost of the project, including engineering, grading and paving, not to exceed a total cost of $1,250,000.00. CITY and SOUTHERN shall confer and agree on the design, the design engineer and the cost thereof, regarding plans and specifications for said project including, but not limited to, grading for the purpose of controlling storm water run off and meeting necessary sight distance requirements, improved roadway culverts if required, and type and depth of hard surfacing to be installed. SOUTHERN will also be consulted and an agreement reached on the method of bidding and letting the construction contract, so as to coordinate such project with the project referred to in 6(D) above. SOUTHERN will be repaid by the CITY, the cost plus a reasonable rate of interest determined by the existing municipal bond rate, out of the revenues paid to the CITY pursuant to paragraph 8(A)(iii) until paid. Terms of the repayment schedule shall be mutually agreed upon by both parties, however, in no event shall the amount paid to SOUTHERN exceed 50% of the revenues received by the CITY, nor be less than 30% of the revenues pursuant to paragraph 8(A)(iii), and in no event shall said repayment exceed ten (10) years.

        8.     Section 19 is hereby amended by adding the following paragraph:

          G.    Water Pollution Insurance.    Insurance against any damage to the water quality of West Lake or any damage caused to the Water Treatment Facility as a direct or indirect result of SOUTHERN'S operations. Said coverage shall be at least Five Million Dollars ($5,000,000.00) and shall be in effect prior to SOUTHERN engaging in any construction activities within the leased premises and shall continue in effect as long as any improvements constructed, developed, or owned by SOUTHERN remain on or within the leased premises (including both the water surface and the leased real estate).

        IN WITNESS WHEREOF, the parties have executed this Amendment to Agreement and Lease as of the date first above written.

SOUTHERN IOWA GAMING CO.
By:	/s/ WILLIAM M. GRACE
Its:

Date:	5-8-98
CITY OF OSCEOLA, IOWA
By:	/s/ FRED DIEHL
Its:	Mayor
Date:	March 17, 1998
OSCEOLA WATER WORKS BOARD OF TRUSTEES
By:	/s/ SIGNATURE ILLEGIBLE
Its:	Chairperson
Date:	4-2-98

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  Exhibit 10.102
AMENDMENT TO AGREEMENT AND LEASE